APPENDIX A

TO THE

CUSTODIAN AGREEMENT BETWEEN BROWN BROTHERS HARRIMAN & CO.

AND SIX CIRCLES TRUST DATED JUNE 6, 2018

LIST OF PORTFOLIOS

UPDATED AS OF ___________ , 2020

The following is a list of Portfolios for which the Custodian shall serve under this Agreement

Six Circles Ultra Short Duration Fund

Six Circles Tax Aware Ultra Short Duration Fund

Six Circles U.S. Unconstrained Equity Fund

Six Circles International Unconstrained Equity Fund

Six Circles Managed Equity Portfolio U.S. Unconstrained Fund

Six Circles Managed Equity Portfolio International Unconstrained Fund

Six Circles Global Bond Fund

Six Circles Tax Aware Bond Fund

SIX CIRCLES TRUST	BROWN BROTHERS HARRIMAN & CO.

By:_________________________	By:______________________________
Name: Mary Savino	Name: Eruch A. Mody
Title: President	Title: Senior Vice President